UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 24, 2012
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McDermott International, Inc.
(Exact name of registrant as specified in its charter)
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REPUBLIC OF PANAMA	001-08430	72-0593134
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

757 N. Eldridge Parkway Houston, Texas		77079
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code:  (281) 870-5900

(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 24, 2012, the Board of Directors (the “Board”) of McDermott International, Inc. appointed William H. Schumann, III as a member of the Board and as a member of the Audit Committee and the Governance Committee of the Board.

In accordance with our non-employee director compensation program, Mr. Schumann will receive (1) an annual retainer of $75,000, payable monthly and (2) meeting fees of $2,500 for each meeting of the Board or a committee (of which Mr. Schumann is a member) attended in excess of the eighth Board or committee meeting per calendar year.  In addition, Mr. Schumann will receive a grant of restricted stock valued at approximately $75,287, which represents the prorated value of the annual stock grant awarded to non-employee directors in May of 2012 under our non-employee director compensation program.  This grant was made on September 24, 2012, the date of Mr. Schumann’s appointment to the Board.

Mr. Schumann does not have any interest in any transactions requiring disclosure under Item 404(a) of Regulation S-K and there are no arrangements or understandings between Mr. Schumann and any other person pursuant to which he was appointed as a director.

A copy of our press release announcing the appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Additionally, effective September 26, 2012, Mr. Thomas C. Schievelbein, Board member, Chairman of the Compensation Committee and member of the Governance Committee, has resigned from the Board in consideration of increased demands on his time following his appointment as Chairman, President and Chief Executive Officer of The Brinks Company.  As a result, the Board has appointed Ms. Mary L. Shafer-Malicki as Chairwoman of the Compensation Committee effective September 26, 2012.

Item 9.01		Financial Statements and Exhibits.

(d)	Exhibits

	99.1	Press Release dated September 25, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

McDERMOTT INTERNATIONAL, INC.

	By:	/s/ Perry L. Elders
Perry L. Elders
Senior Vice President and Chief Financial Officer

September 25, 2012

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